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                           THE CHROMALINE CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

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                                                                          Six Months Ended
                                                                          ----------------
                                                              June 30, 2002             June 30, 2001
                                                              -------------             -------------

Net earnings applicable to common shareholders                 $  154,288                $  59,212
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                           1,256,002                1,271,627


Dilutive effect of stock options computed using the
   treasury stock method and the average market price                   0                    3,123

Weighted average shares outstanding for diluted
   earnings per share                                           1,256,002                1,274,750

Basic earnings per share                                           $ 0.12                   $ 0.05

Diluted earnings per share                                         $ 0.12                   $ 0.05


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